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                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY




The following are wholly-owned subsidiaries of the Company at December 31, 2002:

                                                                                                     YEAR OF
    INDUSTRY                        SUBSIDIARY                        INCORPORATION             ORGANIZATION
-------------------------------------------------------------------------------------------------------------

Educational Products        Siboney Learning Group, Inc.              Texas                             1968

Natural Resources           Axel Heiberg Oil Company                  Delaware                          1968

Natural Resources           Siboney Resources - Texas, Inc.           Texas                             1968

Natural Resources           Siboney Coal Company, Inc.                Kentucky                          1978